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                                                                   EXHIBIT 10.16

                                 March 28, 2002

[Name of Investor]
[Address of Investor

      Re:   Management Rights

Dear Sirs:

      This letter will confirm our agreement that pursuant to the purchase by [Investor] ("Investor") of shares of Series B Preferred Stock of Bill Barrett Corporation (the "Company"), Investor will be entitled to the following contractual management rights, in addition to all other rights provided in the current financing:

      (1) Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management's proposed annual operating plans, and management will meet with Investor regularly during each year at the Company's facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

      (2) Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

      (3) If Investor is not represented on the Company's Board of Directors, the Company shall allow a representative of Investor to attend all meetings of the Board of Directors as an observer and shall give such representative of Investor copies of all notices, minutes, consents, and other material that the Company provides to its directors (except that the representative may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons), and upon reasonable notice and at a scheduled meeting of the board of directors or such other time, if any, as the board of directors may determine in its sole discretion, to have such representative address the board of directors with respect to the Investor's concerns regarding significant business issues facing the Company.

      The rights described herein shall terminate and be of no further force or effect upon the later to occur of (i) the earlier of (A) a Qualified Public Offering (as that term is defined in the Stockholders' Agreement, dated March 28, 2002, by and among the

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Company and the parties listed as Investors on Annex A, attached thereto (the
"Stockholders' Agreement")) or (B) a Qualified Merger (as defined in the Stockholders' Agreement) and (ii) the date on which the Investor owns less than five percent (5%) of the capital stock, calculated on a fully diluted basis of the Company (or, if a Qualified Merger has occurred, of the Qualified Public Company (as defined in the Stockholders' Agreement) surviving such Qualified Merger).

                                         Very truly yours,

                                         BILL BARRETT CORPORATION

                                         By: ___________________________________
                                             [Name], [Title]

AGREED AND ACCEPTED THIS 28th DAY OF MARCH, 2002.

[INVESTOR]

By: _______________________________
    [Name], [Title]